Exhibit 10.1

PROMISSORY NOTE

U.S.$12,000,000.00	Dated: March 31st, 2017

FOR VALUE RECEIVED, the undersigned, PRICESMART CLUBS (TT) LIMITED organized and existing under the laws of Trinidad and Tobago (the “Borrower”) HEREBY UNCONDITIONALLY PROMISES TO PAY to the order of Citibank, N.A. (the “Bank”), acting through its international banking facility, the principal sum of Twelve Million United States Dollars (U.S.$12,000,000.00) as stated in the amortization schedule in Section 1(d) hereof.

The Borrower unconditionally promises to pay interest on the unpaid principal amount hereof from the date hereof until such principal amount is paid in full, payable on the last day of each Interest Period (as defined below), on the date this loan shall be paid in full, at an interest rate per annum equal at all times during each Interest Period to 3.0% per annum above the rate of interest per annum determined on the basis of the London interbank offered rate for deposits in U.S. Dollars (“LIBOR”) for a period equal to such Interest Period, as shown on the display page designated as Reuters Screen LIBOR 03 (or any replacement Reuters page which displays that rate, or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters) at approximately 11:00 a.m. (London time) two Business Days (as defined below) prior to the first day of such Interest Period (the “Screen Rate”) for advances with a tenor equal to the Interest Period and for an amount in U.S. Dollars approximately equal to the unpaid principal of this Note then outstanding and, if that rate is less than zero, LIBOR shall be deemed to be zero; provided that if no Screen Rate has a tenor equal to the Interest Period, then LIBOR shall be the rate which results from interpolating on a linear basis between (a) the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of the loan, and (b) the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of the loan; provided, that in the event that the Borrower fails to provide the Bank with at least three full Business Days' notice of its intent to make the borrowing evidenced by this Note, and in connection with such failure, the Bank incurs any penalties, fees, costs or charges in providing the funds for such borrowing, then the margin above the interest rate charged by the Bank for the first Interest Period of such borrowing shall be increased by the amount of such penalties, fees, costs and charges.  If, on or prior the first day of any Interest Period the Bank determines that, by reason of circumstances affecting the London interbank market, “LIBOR” cannot be determined pursuant to the definition thereof, then the Bank shall give notice thereof to the Borrower as soon as practicable and the interest rate to be used in substitution of LIBOR shall be the rate of interest announced publicly by Citibank, N.A. in New York City two business days prior to the first day of such Interest Period.  The period between the date hereof and the date of payment in full of the principal amount hereof shall be divided into successive periods, each such period being an “Interest Period”.  The initial Interest Period shall begin on the day this Note is dated above on this page and each subsequent Interest Period shall begin on the last day of the immediately preceding Interest Period.  The duration of each Interest Period shall be three (3) months, provided, however, that (a) the duration of any Interest Period which begins prior to the maturity hereof and would otherwise end after such maturity shall end on such maturity; (b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and (c) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.  A “Business Day” means a day on which dealings are carried on in the London interbank market and banks are opened for business in London and not required or authorized to close in New York City and Port of Spain, Trinidad and Tobago.  During the continuance of an Event of Default, if notified in writing by the Bank, the Borrower shall pay interest on the unpaid principal amount hereof and on any amount of interest, fees or other amounts not paid when due, at an interest rate per annum equal at all times to 2% above the rate per annum required to be paid on unpaid principal pursuant to the foregoing, payable on the dates specified for payment of interest above and on demand.

SECTION 1.  Payments and Computations

(a)

All payments made by the Borrower under this Note shall be made, without deduction, withholding, set off or counterclaim, no later than 11:00 A.M. (New York City time) on the date when due in freely transferable lawful money of the United States of America to the Bank at its address at 399 Park Avenue, New York, NY 10043, U.S.A., for the account of the Bank’s Lending Office in same day funds. The Bank’s “Lending Office” means the main office of the Bank in New York, NY, U.S.A., or any other office or affiliate of the Bank hereafter selected and notified to the Borrower from time to time by the Bank.

(b)

Computations of interest shall be made by the Bank on the basis of a year of 360 days for the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which such interest is payable.

(c)

Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest; provided, however, that if such extension would cause such payment to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.  Any amounts of principal repaid hereunder may not be reborrowed.

(d)

The Borrower shall repay to the Bank the aggregate principal amount in accordance with the amortization schedule below; provided, however, that the last installment shall be sufficient to repay the outstanding principal in full:

Date	Principal Payment	Balance
3/31/2017		$ 12,000,000.00
6/29/2017	$1,500,000.00	$ 10,500,000.00
9/27/2017	$1,500,000.00	$ 9,000,000.00
12/26/2017	$1,500,000.00	$ 7,500,000.00
3/26/2018	$1,500,000.00	$ 6,000,000.00
6/24/2018	$1,500,000.00	$ 4,500,000.00
9/22/2018	$1,500,000.00	$ 3,000,000.00
12/21/2018	$1,500,000.00	$ 1,500,000.00
3/21/2019	$1,500,000.00	$ 0.00

SECTION 2.  Prepayments

(a)

The Borrower may, upon at least ten (10) Business Days’ notice to the Bank stating the proposed date, the principal amount of the prepayment and the specific installment from the amortization schedule in Section 1(d) hereof intended to be prepaid, and if such notice is given the Borrower shall, prepay this Note in whole or in part, together with accrued and unpaid interest to the date of such prepayment on the amount prepaid, provided that (x) each partial prepayment shall be in a principal amount not less than U.S.$500,000.00 and (y) the Borrower shall be obligated to reimburse the Bank in respect thereof pursuant to Section 14(c) hereof.

(b)

If the Bank shall notify the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, for the Bank to continue to fund or maintain this Note, upon demand by the Bank the Borrower shall forthwith prepay in full this Note with accrued interest thereon and all other amounts payable by the Borrower hereunder.

SECTION 3.  Increased Costs

If -- due to either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation, provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in law”, regardless of the date enacted, adopted or issued for purposes of this Section 3; or (ii) the compliance by the Bank with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) -- there shall be any increase in the cost to the Bank of funding or maintaining this Note, then the Borrower shall from time to time, upon demand by the Bank, pay to the Bank additional amounts sufficient to indemnify the Bank against such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower by the Bank, shall be conclusive and binding for all purposes, absent manifest error.

SECTION 4.  Increased Capital

If the Bank determines that compliance with any law or regulation or any guideline or interpretation thereof or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by the Bank or any entity controlling the Bank and that the amount of such capital is increased by or based upon the existence of the Note, then, upon demand by the Bank, the Borrower shall pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank in the light of such circumstances, to the extent that the Bank reasonably determines such increase in capital to be allocable to the existence of the Note. A certificate as to such amounts, submitted to the Borrower by the Bank, shall be conclusive and binding for all purposes, absent manifest error.

SECTION 5.  Taxes

(a)

Any and all payments made to the Bank hereunder or under any instrument delivered hereunder shall be made, in accordance with Section 1 or the applicable provisions of such other instrument, free and clear of and without deduction for any and all present and future taxes (including, without limitation, value-added taxes and withholding taxes), levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto, excluding, in the case of the Bank, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which the Bank is organized or any political subdivision thereof and taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction of the Bank's lending office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other instrument to be delivered hereunder to the Bank, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 5), the Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)

In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any other instrument to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Note or any other instrument to be delivered hereunder (hereinafter referred to as “Other Taxes”).

(c)

The Borrower shall indemnify the Bank for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, any taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 5) imposed on or paid by the Bank or any affiliate of the Bank in respect of any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Bank makes written demand therefor.

(d)

Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Bank, at its address referred to in Section 13, the original or a certified copy of a receipt evidencing such payment.  In the case of any payment hereunder or under any other documents to be delivered hereunder by or on behalf of the Borrower, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall, at the Bank’s request, furnish, or cause the pay or to furnish, to the Bank, an opinion of counsel acceptable to the Bank stating that such payment is exempt from Taxes.

SECTION 6.  Use of Proceeds

The proceeds of this Note shall be used solely to finance trade activities of the Borrower in Trinidad and Tobago which activities, and all documentation relating to such activities and trade transactions, are valid and fully enforceable in Trinidad and Tobago, and not to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.  The Borrower acting as documentation collection agent is in charge of managing the documentation related to the above activities and transactions.  The Borrower undertakes to submit said documentation to the Bank at the Bank’s request.

None of (A) the Borrower or any of its subsidiaries, or any of their respective directors, officers, or employees, or (B) its affiliates or agents or those of any of its subsidiaries will directly or indirectly use any part of any proceeds of this Note, or lend, contribute, or otherwise make available such proceeds to any person or entity (x) to fund or facilitate any activities or business of or with any person or entity that, at the time of such funding or facilitation, is the subject or the target of Sanctions, (y) to fund or facilitate any activities or business of or in any Sanctioned Country or any activities or business of the government of such Sanctioned Country or (z) in any other manner that will result in a violation by any person or entity of Sanctions1.  No direct or indirect use of any part of any proceeds of this Note will result in a violation of Anti-Corruption Laws or Sanctions by the Bank or the Borrower;

For purposes of this Note, “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010, and all other Applicable Law concerning or relating to bribery, money laundering or corruption; “Sanctioned Country” means, at any time, a country or territory, which is the subject or target of any comprehensive territorial Sanctions; “Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, Her Majesty’s Treasury of the United Kingdom, the European Union or any EU member state, the United Nations Security Council, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, or (c) otherwise the subject of any Sanctions, including any Person controlled or owned, directly or indirectly, by (individually or in the aggregate) or acting on behalf of any such Person or Persons described in the foregoing clauses (a) or (b); and “Sanctions” means economic or financial sanctions, requirements, or trade embargoes imposed, administered, or enforced from time to time by (a) the U.S. government, including without limitation, those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State, (b) Her Majesty’s Treasury of the United Kingdom, (c) the

_____________________________

1.     Citi OFAC team must approve any limitation, qualification or exception to this representation.

European Union or any European Union member state, (d) the United Nations Security Council, or (e) any other relevant sanctions authority.

SECTION 7.  Representations and Warranties

The Borrower represents and warrants as follows:

(a)

The Borrower is a corporation duly organized, validly existing and in good standing under the laws of Trinidad and Tobago and has all requisite corporate power and authority (including, without limitation, all governmental licenses, permits and other approvals) to own, lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

(b)

The execution, delivery and performance by the Borrower of this Note are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower’s charter and bylaws or equivalent or comparable constitutive documents or (ii) any law or contractual restriction binding on or affecting the Borrower.

(c)

No authorization or approval or other action by, and no notice to or filing with, any governmental authority, regulatory body or any other third party is required for the due execution, delivery and performance by the Borrower of this Note.

(d)	This Note has been duly executed and delivered by the Borrower. This Note is the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms.
(e)

The Consolidated balance sheet of the Borrower and its Subsidiaries as at August 31st, 2016, and the related Consolidated statements of income, retained earnings and cash flows of the Borrower  and its Subsidiaries for the fiscal year then ended, accompanied by an opinion of Ernst & Young, independent public accountants, and the Consolidated balance sheet of the Borrower and its Subsidiaries as at August 31st, 2016, and the related Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the six months then ended, duly certified by the chief financial officer of the Borrower, copies of which have been furnished to the Bank, fairly present, subject, in the case of said balance sheet as at February 28th, 2017, and said statements of income and cash flows for the six months then ended, to year end audit adjustments, the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the Consolidated results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with IFRS.  Since February 28th, 2017, there has been no Material Adverse Change.

(f)

There is no pending or threatened action, suit, investigation, litigation or proceeding, including, without limitation, any Environmental Action, affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of this Note or the consummation of the transactions contemplated hereby.

(g)

The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the U.S. Federal Reserve System), and no proceeds of the loan evidenced by this Note will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(h)

Each of the Borrower and each of its Subsidiaries has filed, has caused to be filed or has been included in all tax returns (national, departmental, local, municipal and foreign) required to be filed and has paid all taxes, assessments, fees and other charges (including interest and penalties) due with respect to the years covered by such returns.

(i)

Each of the Borrower and each of its Subsidiaries is in compliance with all applicable laws, ordinances, rules, regulations and requirements of all governmental authorities (including, without limitation, all governmental licenses, certificates, permits, franchises and other governmental authorizations and approvals necessary to the ownership of its properties or to the conduct of its business, Environmental Laws, and laws with respect to social security and pension fund obligations), in each case except to the extent that failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

(j)

No income, stamp or other taxes (other than taxes on, or measured by, net income or net profits) or levies, imposts, deductions, charges, compulsory loans or withholdings whatsoever are or will be, under applicable law in Trinidad and Tobago, imposed, assessed, levied or collected by Trinidad and Tobago or any political subdivision or taxing authority thereof or therein either (i) on or by virtue of the execution or delivery of this Note or (ii) on any payment to be made by the Borrower pursuant to this Note.

(k)

None of the Borrower or any of its Subsidiaries nor any of their respective properties has any immunity from jurisdiction of any court or from set-off or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of Trinidad and Tobago.

(l)

The Borrower’s obligations under this Note constitute direct, unconditional, unsubordinated and unsecured obligations of the Borrower and do rank and will rank pari passu in priority of payment and in all other respects with all other unsecured indebtedness of the Borrower.

(m)

This Note is in proper legal form under the law of Trinidad and Tobago for the enforcement thereof against the Borrower under the law of Trinidad and Tobago; and to ensure the legality, validity, enforceability or admissibility in evidence of this Note in Trinidad and Tobago, it is not necessary that this Note or any other document be filed or recorded with any court or other authority in Trinidad and Tobago or that any stamp or similar tax be paid on or in respect of this Note.

(n)

The Borrower, a nonbank entity located outside the United States of America, understands that it is the policy of the Board of Governors of the U.S. Federal Reserve System that extensions of credit by international banking facilities (as defined in Section 204.8(a) of Regulation D of the Board of Governors of the U.S. Federal Reserve System as in effect from time to time (“Regulation D”)) may be used only to finance the non-U.S. operations of a customer (or its foreign affiliates) located outside the United States of America as provided in Section 204.8(a)(3)(vi) of Regulation D.  Therefore, the Borrower acknowledges that the proceeds of its borrowing from the International Banking Facility of the Bank will be used solely to finance the Borrower’s operations outside the United States of America or that of the Borrower’s foreign affiliates.

(o)

Neither the Borrower nor any of its Subsidiaries is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

(p)

No information, exhibit or report furnished by or on behalf of the Borrower to the Bank in connection with the negotiation of this Note or pursuant to the terms of this Note contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.

(q)	The Borrower is Solvent.
(r)

Borrower, and to the best of its knowledge and belief, each of its respective Affiliates, subsidiaries, directors and officers, (i) is not a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) is not a Person who engages in any dealings or transactions prohibited by Section 2 of such executive order, or, to Borrower’s knowledge, is otherwise associated with any such Person in any manner violative of Section 2 of such executive order or any other applicable law, rule, regulation or order of any governmental authority, (iii) is not a Person on the list of countries, territories, individuals and/or entities prohibited pursuant to any law, regulation, or executive order administered by OFAC, including the List of Specially Designated Nationals and Blocked Persons administered by OFAC, (iv) is not a Person who is otherwise a target of the economic sanctions, laws, regulations, embargoes or restrictive measures administered or enforced by the United States government, including, without limitation, OFAC and the United States Department of State, (v) if an entity, is not a prohibited “shell bank” as defined in Section 313 of the USA Patriot Act of 2001, 31 U.S.C. and does not provide services to any shell bank and (vi) has operated under policies, procedures and practices, if any, that are in compliance with the Patriot Act and available to the Bank for the Bank’s review and inspection during normal business hours and upon reasonable prior notice.   Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower and its subsidiaries, and its and their respective directors, officers, employees, affiliates and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower and its subsidiaries, directors, officers and employees and to the knowledge of the Borrower, its affiliates and agents are in compliance with Anti-Corruption Laws and applicable Sanctions.

(s)

Neither Borrower, nor to the knowledge of Borrower, any agent or other person acting on behalf of Borrower, has (i) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by Borrower (or made by any person acting on its behalf of which Borrower is aware) which is in violation of law, or (iv) violated in any material respect any provision of the Foreign Corrupt Practices Act.

(t)

The Borrower understands that it is the policy of the Federal Reserve that extensions of credit by international banking facilities may be used only to finance the non-U.S. operations of a customer (or its foreign affiliates) located outside the U.S. and therefore the Borrower acknowledges that the proceeds of its borrowings from the Bank under this Note will be used solely to finance its operations outside the U.S. or that of its foreign affiliates.

(u)	No Guarantor Event of Default (as defined in the Guaranty) or Guarantor Default (as defined in the Guaranty) has occurred and is continuing.

SECTION 8.  Affirmative Covenants

So long as the loan evidenced by this Note shall remain unpaid, the Borrower will:

(a)

Compliance with Laws, Etc.  Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with Environmental Laws.

(b)

Payment of Taxes, Etc.  Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

(c)

Maintenance of Insurance.  Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is customarily carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.

(d)

Preservation of Corporate Existence, Etc.  Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory), permits, approvals, licenses, privileges and franchises; provided,  however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 9(b) and provided further that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right or franchise if the Board of Directors (or equivalent or comparable organizational body) of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Subsidiary or the Bank.

(e)

Visitation Rights.  At any reasonable time and from time to time, permit the Bank or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries.

(f)

Keeping of Books.  Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with IFRS.

(g)

Maintenance of Properties, Etc.  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(h)

Transactions with Affiliates.  Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Note with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person who is not an Affiliate.

(i)	Reporting Requirements. Furnish to the Bank:
(i)

as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, Consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer of the Borrower as having been prepared in accordance with IFRS and certificates of the chief financial officer of the Borrower as to compliance with the terms of this Note, provided that in the event of any change in accounting principles used in the preparation of such financial statements, the Borrower shall also provide a statement of reconciliation conforming such financial statements to IFRS;

(ii)

as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, containing Consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such fiscal year and Consolidated and consolidating statements of income and cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion acceptable to the Bank by Ernst & Young or other independent public accountants reasonably acceptable to the Bank, provided that in the event of any change in accounting principles used in the preparation of such financial statements, the Borrower shall also provide a statement of reconciliation conforming such financial statements to IFRS;

(iii)

as soon as available and in any event no later than 90 days after the end of each fiscal year of the Borrower, forecasts prepared by management of the Borrower, in form satisfactory to the Bank, of balance sheets, income statements and cash flow statements on a monthly basis for the fiscal year following such fiscal year then ended and on an annual basis for each fiscal year thereafter until the maturity date of this loan;

(iv)

as soon as possible and in any event within five business days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(v)

promptly after the sending or filing thereof, copies of all reports that the Borrower sends to any of its security holders, and copies of all reports and registration statements that the Borrower or any Subsidiary files with the U.S. Securities and Exchange Commission or any national securities exchange in Trinidad and Tobago, the United States or any other securities exchange or regulator, if any;

(vi)

promptly after the commencement thereof, notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in Section 7(f); and

(vii)	such other information respecting the Borrower or any of its Subsidiaries as the Bank may from time to time reasonably request.

SECTION 9.  Negative Covenants

So long as the loan evidenced by this Note shall remain unpaid, the Borrower will not:

(a)

Liens, Etc.  Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, without the prior consent of the Bank, which consent shall not be unreasonably withheld other than:

(i)	Permitted Liens,
(ii)

purchase money Liens upon or in any real property or equipment acquired or held by the Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition (other than any such Liens created in contemplation of such acquisition that were not incurred to finance the acquisition of such property) or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced, provided further that the aggregate principal amount of the indebtedness secured by the Liens referred to in this clause (ii) shall not exceed US$500,000 or the equivalent in any other currency at any time outstanding,

(iii)	the Liens existing on the date of this Note,
(iv)	other Liens securing Debt in an aggregate principal amount not to exceed U.S. $500,000.00 (or its equivalent in other currencies) at any time outstanding, and
(v)

the replacement, extension or renewal of any Lien permitted by clause (iii) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby.

(b)

Mergers, Etc.  Merge or consolidate with or into any Person, or permit any of its Subsidiaries to do so, except that any Subsidiary of the Borrower may merge or consolidate with or into any other Subsidiary of the Borrower, and except that any Subsidiary of the Borrower may merge into the Borrower, provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(c)	Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required by IFRS.
(d)	Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any material change in the nature of its business as carried on at the date hereof.

(e)

Amendment of Constitutive Documents.  Amend its charter and bylaws or equivalent or comparable constitutive documents in any respect which would reasonably be expected to have a Material Adverse Effect.

SECTION 10.  Events of Default.

If any of the following events (“Events of Default”) occurs and is continuing:

(a)	The Borrower fails to pay any principal of this Note when due; or fails to pay any interest or other amount payable hereunder when due; or
(b)	Any representation or warranty made by the Borrower (or any of its officers) under or in connection with this Note proves to have been incorrect in any material respect when made; or
(c)

The Borrower fails to perform or observe any term, covenant or agreement contained in this Note on its part to be performed or observed if such failure remains unremedied for 5 business days after written notice thereof has been given to the Borrower by the Bank; or

(d)

The Borrower or any of its Subsidiaries fails to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount of at least U.S. $2,000,000.00 (or its equivalent in other currencies) in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(e)

The Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower, any of its Subsidiaries or the Guarantor seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property; or the Borrower or any of its Subsidiaries or the Guarantor shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f)

Any final non-appealable judgment or order for the payment of money in excess of U.S. $2,000,000.00 (or its equivalent in other currencies) is rendered against the Borrower or any of its Subsidiaries and either (i) enforcement proceedings are commenced by any creditor upon such judgment or order or (ii) there is a period of 30 or more consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or

(g)

Any final non-appealable non-monetary judgment or order is rendered against the Borrower or any of its Subsidiaries that could be reasonably expected to have a Material Adverse Effect, and there is any period of 30 or more consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h)	The obligations of the Borrower under this Note fails to rank at least pari passu with all other unsecured Debt of the Borrower; or
(i)

Any provision of this Note or the Guaranty ceases to be valid and binding on or enforceable against the Borrower or the Guarantor, or the Borrower or the Guarantor shall so assert or state in writing, or the obligations of the Borrower under this Note or of the Guarantor under the Guaranty  in any way become illegal; or

(j)

Either (i) any authority asserting or exercising governmental or police powers in Trinidad and Tobago takes any action, including a general moratorium, canceling, suspending or deferring the obligation of the Borrower to pay any amount of principal or interest payable under this Note or preventing or hindering the fulfillment by the Borrower of its obligations under this Note or having any effect on the currency in which the Borrower may pay its obligations under this Note or on the availability of foreign currencies in exchange for Trinidad and Tobago dollars (TT Dollars) (including any requirement for the approval to exchange foreign currencies for TT Dollars) or otherwise or (ii) the Borrower voluntarily or involuntarily, participates or takes any action to participate in any facility or exercise involving the rescheduling of the Borrower’s debts or the restructuring of the currency in which the Borrower may pay its obligations; or

(k)

Any authority asserting or exercising governmental or police powers in Trinidad and Tobago or any person acting or purporting to act under such authority takes any action to condemn, seize or appropriate, or to assume custody or control of, all or any material portion of the property of the Borrower.  Whether such action from an authority in Trinidad and Tobago is material will be determined at the sole and reasonable discretion of the Bank; or

(l)

Pricesmart Inc., a Delaware corporation, ceases to beneficially own at least one hundred  percent (100%) of the outstanding Voting Stock of the Borrower, or the persons who are directors of the Board of Directors of Pricesmart, Inc. on the date hereof cease to occupy a majority of the seats of the Board of Directors; or

(m)	A Material Adverse Change shall have occurred and be continuing; or
(n)	A Guarantor Event of Default (as defined in the Guaranty) has occurred and is continuing,

then, and in any such event, the Bank may, by notice to the Borrower, declare this Note, all principal amounts evidenced thereby, all interest thereon and all other amounts payable under this Note to be forthwith due and payable, whereupon this Note, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower or the Guarantor under clause (e) above, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

SECTION 11.  Amendments, etc

No amendment or waiver of any provision of this Note, nor consent to any departure by the Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 12.  Notices, etc

All notices and other communications provided for hereunder shall be in writing and mailed (by international courier), telecopied, telegraphed, telexed, cabled or delivered, if to the Borrower, at its address at Pricesmart Clubs (TT) Limited  Endeavour and Narsaloo Ramaya Road, Chaguanas, Trinidad and Tobago, Attention:Salisha Sieupersad with a copy to the Borrower at 9740 Scranton Road, San Diego, CA 92121, U.S.A., Attention: Atul Patel; and if to the Bank, at its address at 399 Park Avenue, New York, NY 10043, U.S.A., Attention: Department Group with a copy to the Bank at 12, Queen’s Park East,  Port of Spain, Trinidad and Tobago, Attention: Kiran Mohammed; or, as to each party, at such other address as shall be designated by such party in a written notice to the other party. All such notices and communications shall, when mailed, telecopied, telegraphed, telexed or cabled, be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively.

SECTION 13.  No Waiver; Remedies

No failure on the part of the Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 14.  Costs and Expenses

(a)

The Borrower agrees to pay on demand all reasonable and documented losses, costs and expenses, if any (including reasonable and documented counsel fees and expenses), in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiation, legal proceedings or otherwise) of this Note and the Guaranty including, without limitation, reasonable and documented losses, costs and expenses sustained by the Bank as a result of a default hereunder.

(b)

The Borrower agrees to indemnify and hold harmless the Bank and each of its Affiliates  and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) this Note, or the actual or proposed use of the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, non-

appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  In the case of an investigation, litigation or other proceeding to which the indemnity in this subsection (b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, equity holders or creditors or an Indemnified Party or any other person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.  The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Bank, any of its Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability arising out of or otherwise relating to this Note, any of the transactions contemplated herein or the actual or proposed use of the proceeds of this Note.

(c)

 (i) If the Borrower makes any payment of principal under this Note or pursuant to Sections 2, 3 or 4 or acceleration of the maturity of the Note pursuant to Section 10 or for any other reason other than on the installment dates as set forth in Section 1(d) or the maturity date hereof or on the last day of an Interest Period, or (ii) if the Borrower fails to make a payment or prepayment of this Note for which a notice of prepayment has been given or that is otherwise required to be made, or (iii) if by making any prepayments per Section 2(a) the Bank may incur in any loss, cost or expense, including any amounts due to the Bank as a result of the unwinding or termination of any hedges, the Borrower shall, upon demand, pay the Bank any resulting loss, cost or expense incurred by it, including (without limitation), any loss (including loss of anticipated profits), cost or expense incurred in obtaining, liquidating or reemploying deposits or other funds acquired by the Bank to maintain this Note.

(d)

Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 3, 4, 5, 14, 16, 21, 22 and 23 shall survive the payment in full of the principal, interest and all other amounts payable hereunder.

SECTION 15.  Right of Set-off

(a)

Upon the occurrence and during the continuance of any Event of Default, the Bank and any of its Affiliates are hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final), at any time held and other indebtedness at any time owing by the Bank or any of its Affiliates to or for the credit or the account of the Borrower against any and all of the  obligations of the Borrower now or hereafter existing under this Note, irrespective of whether or not the Bank shall have made any demand under this Note and although such obligations may be unmatured. The Bank agrees to notify the Borrower promptly after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Bank and its Affiliates may have.

(b)

The Borrower hereby authorizes the Bank and any of its Affiliates, if and to the extent payment is not made when due hereunder after the expiration of any grace periods, to charge from time to time against any or all of the Borrower’s accounts with the Bank or any of its Affiliates for any amount so due even if such charge causes any such accounts to be overdrawn.  So long as any amount under this Note shall remain unpaid, the Borrower shall, unless the Bank otherwise consents in writing, maintain its account numbers 0107793005, 0107793003, and 0107793001 with Citibank Trinidad and Tobago. The Bank is hereby authorized to deliver a copy of this Note to any of its Affiliates for the purposes described in this Section 15.

(c)

The currency equivalent of the amount of any deposit or indebtedness that shall be set-off and applied against any and all obligations of the Borrower hereunder or that may be charged against any or all of the Borrower’s accounts with the Bank or any of its Affiliates shall be that which, in accordance with normal banking procedures, will be necessary to purchase with such other currency, in New York City, NY, U.S.A., the amount of United States Dollars that the Borrower has so failed to pay when due.

SECTION 16.  Judgment

(a)

If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in United States Dollars into another currency, the Borrower and the Bank agree, to the fullest extent permitted by law, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Bank could purchase United States Dollars with such other currency in New York City on the Business Day preceding that on which final, non-appealable judgment is given.

(b)

The obligation of the Borrower in respect of any sum due from it to the Bank hereunder shall, notwithstanding any judgment in a currency other than United States Dollars, be discharged only to the extent that on the Business Day following receipt by the Bank of any sum adjudged to be due hereunder in such other currency, the Bank may in accordance with normal banking procedures, purchase United States Dollars with such other currency.  If the amount of United States Dollars so purchased is less than the sum originally due to the Bank in United States Dollars, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Bank against such loss, and if the United States Dollars so purchased exceed the sum originally due to the Bank in United States Dollars, the Bank agrees to remit to the Borrower such excess.

SECTION 17.  Pronouns

If appropriate, each neuter pronoun shall be read as a masculine or feminine pronoun and each singular pronoun as a plural pronoun.

SECTION 18.  Completion of Instrument

The Borrower hereby irrevocably authorizes the Bank, if this Note is delivered to the Bank undated, to complete the appropriate blank at the head of this Note with a date that is earlier of the date this Note is delivered to the Bank and the date any obligation intended to be evidenced hereby is first created, or, if it is delivered with elements essential to its being an instrument not completed, to make whatever appropriate insertions are necessary to make this Note an instrument.

SECTION 19.  Certain Waivers

The Borrower hereby waives presentment for payment, demand, notice of dishonor and protest of this Note.

SECTION 20.  Binding Effect

The Borrower shall not assign or transfer any right or obligation under this Note without the prior written consent of the Bank. This Note shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns. The Bank may assign to any third party all or any part of, or any interest in, the Bank’s rights and benefits hereunder and to the extent of such assignment such assignee shall have the same rights and benefits against the Borrower as it would have had if it were the Bank hereunder.

SECTION 21.  Governing Law

This Note shall be governed by and construed in accordance with the laws of the State of New York, United States of America.

SECTION 22.  Consent to Jurisdiction; Waiver of Immunities

(a)

The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, over any action or proceeding arising out of or related to this Note, the Guaranty or for recognition or enforcement of any judgment, and the Borrower hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such federal court. The Borrower hereby irrevocably appoints CT Corporation System (the “Process Agent”), with an office on the date hereof at 111 Eighth Avenue, New York, NY 10011, U.S.A., as its agent to receive on behalf of the Borrower and its property, service of copies of the summons and complaint and any other process which may be served in any such action or proceeding.  Such service may be made by mailing or delivering a copy of such process to the Borrower in care of the Process Agent at the Process Agent’s above address, and the Borrower hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf.  As an alternative method of service, the Borrower also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Borrower at its address as set forth in Section 12 above. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)

The Borrower irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Note, or the Guaranty in any New York State or federal court.  The Borrower hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)

Nothing in this Section 22 shall affect the right of the Bank to serve legal process in any other manner permitted by law or affect the right of the Bank to bring any action or proceeding against the Borrower or its property in the courts of any other jurisdiction.

(d)

To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower hereby irrevocably waives such immunity in respect of its obligations under this Note, and, without limiting the generality of the foregoing, agrees that the waivers set forth in this subsection (d) shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States are intended to be irrevocable for purposes of such Act.

SECTION 23.  Confidentiality

The Bank agrees to hold all Confidential Information obtained pursuant to the provisions of this Note in accordance with its customary procedure for handling such information of this nature and in accordance with safe and sound banking practices, provided, that nothing herein shall prevent the Bank from disclosing and/or transferring such Confidential Information (i) upon the order of any court or administrative agency or otherwise to the extent required by statute, rule, regulation or judicial process, (ii) to bank examiners or upon the request or demand of any other regulatory agency or authority, (iii) which had been publicly disclosed other than as a result of a disclosure by the Bank prohibited by this Note, (iv) in connection with any litigation to which the Bank is a party, or in connection with the exercise of any remedy hereunder or under this Note, (v) to the Bank’s legal counsel and independent auditors and accountants, (vi) to the Bank’s branches, subsidiaries, representative offices, affiliates and agents and third parties selected by any of the foregoing entities, wherever situated, for confidential use (including in connection with the provision of any service and for data processing, statistical and risk analysis purposes), and (vii) subject to provisions substantially similar to those contained in this Section 23, to any actual or proposed participant or assignee.

SECTION 24.  Patriot Act.

The Bank hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Bank to identify the Borrower in accordance with the Patriot Act.  The Borrower shall, and shall cause each of its subsidiaries to, provide such information and take such actions as are reasonably requested by the Bank in order to assist the Bank in maintaining compliance with the Patriot Act.

SECTION 25.  Defined Terms

(a)	As used in this Note, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.  For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Bank” has the meaning specified in the first paragraph of this Note.

“Borrower” has the meaning specified in the first paragraph of this Note.

“Business Day” has the meaning specified in the second paragraph of this Note.

“Capitalized Leases” means all leases that have been or should be, in accordance with IFRS, recorded as capitalized leases.

“Citigroup” means Citigroup, Inc. and each subsidiary and affiliate thereof (including, without limitation, Citibank, N.A. and each of its branches wherever located).

“Confidential Information” means all information that the Borrower furnishes to the Bank, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Bank from a source other than the Borrower, unless, to the actual knowledge of the recipient of such information, such source breached an obligation of confidentiality in providing such information to such recipient.

“Consolidated” refers to the consolidation of accounts in accordance with IFRS.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 90 days incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with IFRS, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all obligations of such Person in respect of Hedge Agreements, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below and other payment obligations (collectively, “Guaranteed Debt”) guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Guaranteed Debt or to advance or supply funds for the payment or purchase of such Guaranteed Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Guaranteed Debt or to assure the holder of such Guaranteed Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (h) above (including Guaranteed Debt) secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Environmental Action” means any action, suit, demand, demand letter, claim, written notice of noncompliance or violation, written notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local, national, regional or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Events of Default” has the meaning specified in Section 10.

“Foreign Corrupt Practices Act” means the Foreign Corrupt Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.), as amended.

“Guarantor” means PriceSmart, Inc., corporation organized and existing under the laws of Delaware.

“Guaranty” means that certain Guaranty dated as of July 28, 2014 and made by the Guarantor in favor of Citigroup Inc. and each subsidiary or affiliate thereof, including Citibank, N.A.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

“IFRS” means International Financial Reporting Standards promulgated by the International Accounting Standards Board.

“Indemnified Party” has the meaning specified in Section 14(b).

“Interest Period” has the meaning specified in the second paragraph of this Note.

“Lending Office” has the meaning specified in Section 1(a).

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Bank under this Note or (c) the ability of the Borrower to perform its obligations under this Note.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of U.S.$500,000.00 (or its equivalent in other currencies) or more or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person.

“OFAC” means the Office of Foreign Assets Control, Department of the Treasury.

“Other Taxes” has the meaning specified in Section 5(b).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.

“Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced:  (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 8(b) hereof; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Process Agent” has the meaning specified in Section 22(a).

 “Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Taxes” has the meaning specified in Section 5(a).

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

(b)	All accounting terms not specifically defined herein shall be construed in accordance with IFRS.

SECTION 26.  Waiver of Jury Trial.

Each of the Borrower and the Bank hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Note or the actions of the Bank in the negotiation, administration, performance or enforcement hereof.

SECTION 27.  Right of First Refusal.

The Borrower hereby grants to the Bank and its Subsidiaries and Affiliates the exclusive right (which for the avoidance of doubt, is not an obligation of the Bank) to advice in relation to and executes with the Borrower any Hedge Agreement in connection with this Note, subject to terms and conditions mutually acceptable to the parties thereto. Notwithstanding the aforementioned in this Section 27,In addition, the Borrower also hereby grants to the Bank and its Subsidiaries and Affiliates the exclusive right (which for the avoidance of doubt, is not an obligation of the Bank) to execute any refinancing, extension or novation of this Note.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed by its officer thereunto duly authorized, as of the date first above written.

PRICESMART CLUBS (TT) LIMITED

By: ________________________________

Name:

Title:

PRICESMART CLUBS (TT) LIMITED

By: ________________________________

Name:

Title: